FOR IMMEDIATE RELEASE November 1, 2006	Contact: Eric Amig (212) 441-6807

METROPOLITAN LIFE BECOMES FIRST INSURANCE COMPANY
TO JOIN FHLBNY

New York, New York — Metropolitan Life Insurance Company (“MetLife”) has been approved for membership at the Federal Home Loan Bank of New York (“FHLBNY”). Metropolitan Life Insurance Company is the first life insurance company to become a member of the FHLBNY, a regional wholesale bank. The FHLBNY advances housing opportunity and local community development by maximizing the capacity of its member-lenders to serve their markets.

“The Federal Home Loan Bank of New York is delighted to welcome New York-based MetLife as our newest member. MetLife not only is the first life insurance company to join the Bank, but also one of the premier financial institutions in the nation,” said Alfred DelliBovi, President of the FHLBNY.

Tony Williamson, Senior Vice President and Treasurer of MetLife, said “Membership in the Federal Home Loan Bank of New York is an important element in our strategic plan to secure multiple sources of reliable funding. We are pleased to be the first life insurance company member, and we look forward to a long and mutually beneficial relationship.”

MetLife is a subsidiary of MetLife, Inc. (NYSE: MET), a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.

The Federal Home Loan Bank of New York is a AAA rated, Congressionally chartered wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The Federal Home Loan Bank of New York currently serves 292 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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